Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_______) pertaining to the Phillips-Van Heusen Corporation Associates Investment Plan for Salaried Associates of our reports dated March 24, 2008, with respect to the consolidated financial statements and schedules of Phillips-Van Heusen Corporation included in its Annual Report (Form 10-K) for the year ended February 3, 2008, and the effectiveness of internal control over financial reporting of Phillips-Van Heusen Corporation, filed with the Securities and Exchange Commission.

New York, NY

/s/ Ernst & Young

March 31, 2009